Exhibit 19

SIX FLAGS ENTERTAINMENT CORPORATION
INSIDER TRADING POLICY
I.    OVERVIEW
Purpose. The purpose of this Insider Trading Policy (this “Policy”) is to help Six Flags Entertainment Corporation and its subsidiaries (collectively, the “Company”) comply with U.S. federal and state securities laws, as well as similar laws in other countries where the Company does business, and to preserve the reputation and integrity of the Company. The Policy establishes the policies and procedures that govern trading by Company Personnel (as defined below) in Company Securities (as defined below) and in the securities of any other company about which such personnel learns material, nonpublic information in the course of performing their duties for Company. The Policy has been adopted by the Company to fulfill its responsibilities as a public company under U.S. federal securities laws to prevent insider trading and to help its personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. The nature and extent of the restrictions we must place on insider trading are the result of the serious civil and criminal penalties, which can result from noncompliance with these laws and regulations, and they are meant to protect both you and the Company. See “XII. Consequences for Violations” below.
What is Insider Trading? Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information. Insider trading is illegal and prohibited.
Personal Responsibility. You are responsible for complying with this Policy, including for determining whether you are in possession of material non-public information. Any action on the part of the Company or Company Personnel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “XII. Consequences for Violations.”
Questions. Please read the Policy carefully, and do not hesitate to ask questions of the Chief Financial Officer, Chief Legal Officer, or Corporate Vice President of Investor Relations, if you have any doubts at all about how the rules apply to you. The importance of following this Policy, and asking questions whenever there is any doubt, cannot be over-emphasized.
II.    SECURITIES SUBJECT TO THIS POLICY
This Policy applies to transactions in the Company’s securities, including common stock, options, or any other type of security that the Company may issue, such as preferred stock, debt, convertible debt and warrants, as well as derivative securities that are not issued by the Company such as exchange-traded put or call options or swaps relating to the Company or securities issued by the Company (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material non-public information about that company in the course of your position with the Company.

III.    WHO IS SUBJECT TO THIS POLICY?
Company Personnel
All directors, officers and employees of the Company and those acting on behalf of the Company, such as auditors, agents, and consultants (collectively, “Company Personnel”). The use of “you” throughout this Policy speaks directly to Company Personnel, unless the context otherwise requires.
Family Members and Others Living in Your Household
“Family Members” refers to anyone who lives in the household of Company Personnel, whether or not family members, and any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, and in-law, in each case, whose transactions are subject to your influence or control. You are responsible for the transactions of Family Members and therefore should inform your Family Members of the need to confer with you before they trade in Company Securities. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
Controlled Entities
“Controlled Entities” are any entities or accounts, including corporations, partnerships or trusts, which are under your influence or control, or are a beneficiary of you or your Family Members. Transactions by such Controlled Entities should be treated as if they were for the account of you or your Family Member for the purposes of this Policy and applicable securities laws.
Designated Persons
Designated Persons are subject to additional restrictions of this Policy as specified in “VI. Special Restrictions for Designated Persons; Open Trading Periods and Pre-Clearance” below. The following are “Designated Persons”:
●    All directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (and their Family Members and Controlled Entities);
●    Corporate officers and general managers (and their Family Members and Controlled Entities);
●    Administrative assistants of officers, corporate officers and general managers; and
●    Employees who have access to consolidated information concerning Company-wide operations, such as the Weekly Business Summary, Monthly Statement of Profit and Loss, or Consolidated Gate Central Reporting, certain other key financial and communications employees, or other personnel designated by the Chief Financial Officer or Chief Legal Officer, and each of their Family Members and Controlled Entities. Designated individuals will be identified and contacted through a separate memorandum.

IV.    COMPANY POLICY APPLICABLE TO ALL EMPLOYEES AND DIRECTORS
General Policy Statement regarding Transactions
If you are aware of material non-public information about the Company, you may not (directly or indirectly through Family Members, Controlled Entities or other persons or entities) engage in any transaction in Company Securities, except as otherwise specified in this Policy under the headings “VII. Gifts and Other Exempt Transactions,” “VIII. Transactions Under Company Plans” and “X. Rule 10b5-1 Plans.” In addition, if you are aware of material nonpublic information, you may not, directly or indirectly, recommend the purchase or sale of Company Securities or assist anyone engaged in conduct prohibited by this Policy. See “—No Tipping” below. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are not exceptions. Even the appearance of an improper transaction must be avoided.
No Tipping
It is illegal and a violation of this Policy, as well as the Company’s other policies on confidentiality, to convey, pass or “tip” material, non-public information to another person if you know or have reason to believe that the person may misuse such information by trading securities based on that information or pass such information onto others. This applies regardless of whether the person is related to you or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the person. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
Policy Applicable to Family and Household Members and Controlled Entities
The restrictions contained in this Policy apply to your Family Members and Controlled Entities. You are responsible for the compliance of your Family Members and Controlled Entities. A person may be subject to the penalties described herein regardless of whether the person derives any benefit from another person’s actions.
V.    MATERIAL, NON-PUBLIC INFORMATION
The following provides considerations for determining whether information is material and non-public.
Material Information
Under this Policy and United States laws, information is material if:
●    there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to buy, sell, or hold a security; or
●    the information (whether positive or negative), if made public, likely would affect the market price of a company’s securities.
Information may be material even if it relates to future, speculative or contingent events. You should remember that non-public information could be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
●    financial results;
●    projections of future earnings or losses;
●    changes in earnings guidance or projections, if any;
●    news of a pending or proposed merger, acquisition or disposition, joint venture, or tender offer;
●    news of a pending or proposed acquisition or disposition of significant assets;
●    large contracts, renewals, or terminations;
●    impending bankruptcy or financial liquidity problems;
●    gain or loss of a significant customer or supplier;
●    a significant expansion or cutback of operations;
●    significant changes to vendor or supplier pricing;
●    extraordinary management or business developments;
●    stock splits and stock repurchase programs;
●    new equity or debt offerings;
●    significant litigation exposure due to actual or threatened litigation;
●    significant cybersecurity incidents;
●    the commencement or results of regulatory proceedings;
●    borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
●    a change in dividend policy;
●    major marketing changes;
●    a change in auditors or notification that the auditor’s reports may no longer be relied upon;
●    a material weakness in internal controls over financial reporting;
●    certain operating statistics such as attendance or per capita spending information;
●    the imposition of a ban on trading in Company Securities or the securities of another company; or
●    changes in senior management.
This list is not exhaustive and, depending upon the circumstances, other information may be material. In short, if you would consider the information in making an investment decision, you should assume it is material. Either positive or negative information may be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. When in doubt, please consult with the Company’s Chief Financial Officer or Chief Legal Officer.
Non-Public Information
Information is considered non-public unless it has been adequately disclosed to the public by the Company, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information. It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors.
In order to establish that information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information disclosed by the following methods is generally considered to be widely disseminated:
●    A Form 8-K or other document filed with, or submitted to, the U.S. Securities and Exchange Commission (“SEC”) when available on the SEC’s website;
●    A press release disseminated through newswire services; or
●    A conference call (or webcast of such call) that is open to the public at large, and has been the subject of adequate advance notice within the meaning of Regulation FD, under the Exchange Act.
By contrast, information would likely not be considered widely disseminated if it is:
●    Only provided to the Company’s employees, or if it is only available to a select group of persons; or
●    Only communicated through the Company’s website or through social media.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day has elapsed since the day on which the information is released. If, for example, the Company were to make an announcement on a Thursday during trading hours, you should not trade in Company Securities until open market on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
Confidentiality of Material, Non-Public Information
Confidential information includes all non-public information that might be of use to investors, analysts, or competitors or harmful to the Company if disclosed. Employees must recognize that all information, written or otherwise, relating to the operations, activities or business of the Company and its parks that they obtain during their period of employment is confidential and proprietary and remains the exclusive property of the Company. Furthermore, they must agree not to disclose any such information unless authorized by appropriate Company management personnel or required by law.
Trading on or conveying material, non-public information may also breach contractual obligations assumed by the Company to or on behalf of others. Apart from contractual remedies (such as damages and injunctions), severe, and possibly irreparable, reputational damage to the Company can result from trading on, tipping or other improper use of material, non-public information.

VI.    SPECIAL RESTRICTIONS FOR DESIGNATED PERSONS: OPEN TRADING PERIODS AND PRE-CLEARANCE
Trading Windows
Unless otherwise permitted by this Policy, Designated Persons may not engage in transactions in Company Securities except during specifically identified “Trading Windows” (and then only in accordance with the other provisions of this Policy). The Company, through the Chief Financial Officer or Chief Legal Officer, may designate additional personnel subject to this restriction. Trading Windows will generally commence at the beginning of the next trading day after the pre-market public release of quarterly or annual financial results and end at 4:00 p.m. Eastern Time on the 15th day of the third month of the applicable Company fiscal quarter. The Chief Financial Officer or Chief Legal Officer may from time to time prohibit specific groups of directors or employees from trading in Company Securities even during a Trading Window to further compliance with this Policy.
The Company, through the Chief Financial Officer or Chief Legal Officer, may also designate additional, event-specific periods during which a Trading Window will be closed or designate additional special Trading Windows (“Special Trading Windows”) following public announcement by the Company of certain peak operations results. For details on the specific dates of the closure of a Trading Window or opening of a Special Trading Window during the year, employees can contact the Chief Financial Officer or Chief Legal Officer. Additionally, the Company’s closure of a Trading Window could itself be, or otherwise imply the existence of, material non-public information. Accordingly, if you are made aware of the existence of an event-specific closure of a Trading Window, you should not disclose the existence of such Trading Window closure to any other person.
Pre-clearance of Transactions
Designated Persons may not engage in any transaction involving Company Securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer or Chief Legal Officer or their duly appointed designee. This pre-clearance also applies to gifts to charities or other persons and other transfers of Company Securities. A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction. A determination will then be made whether the transaction may proceed and, if so, assistance will be provided in complying with applicable SEC reporting requirements. In general, transactions involving Company Securities will be permitted consistent with the open Trading Windows as described above unless the person proposing to effect a transaction in Company Securities is in possession of material non-public information. You may not trade, even with authorization, if you are in possession of material non-public information, and pre-clearance does not constitute legal advice or insulate you from liability under applicable securities laws. In addition, directors and officers are required to report to the SEC certain transactions in Company Securities within two business days of the transaction. This advance approval requirement will enable the Company to assist those individuals in complying with their SEC reporting obligations.
Broker Interface Procedures
The accelerated reporting of transactions and pre-clearance process requires tight interface with brokers handling transactions for corporate officers, general managers, and directors. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with the pre-clearance procedures and helping prevent inadvertent violations. As a result you and your broker are required to comply with the following two requirements regarding the broker handling a transaction in Company units:

(a)    Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:
●    first verifying with the Company that your transaction was pre-cleared; and
●    complying with the brokerage firm’s compliance procedures (e.g., Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”)).
(b)    To report immediately to the Company via:
●    telephone; or
●    in writing (via e-mail) the details of every transaction involving Company Securities, including gifts, transfers, pledges, and all 10b5-1 transactions.
Investor Relations can assist in making the necessary arrangements to establish a coordinated procedure with your broker.
VII.     GIFTS AND OTHER EXEMPT TRANSACTIONS
Provided that no consideration is received from the recipient, bona fide gifts of Company Securities to charities or other persons, as well as transfers to or from Family Members and Controlled Entities, by a Designated Person, including outside of a Trading Window, may be permitted if pre-clearance is obtained from the Chief Financial Officer or Chief Legal Officer in accordance with the pre-clearance procedures under the heading “VI. Special Restrictions for Designated Persons: Open Trading Periods and Pre-Clearance.”
VIII.     TRANSACTIONS UNDER COMPANY PLANS
Stock Options Exercises
This Policy does not apply to the intra-company exercise of options that occur entirely between the holder of the option and the Company and does not involve a market sale of stock (i.e., cash or net settled).
This Policy does apply, however, to any sale of Company Securities:
●    as part of a broker-assisted cashless exercise of an option;
●    to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or applicable withholding taxes; and
●    to any other market sale of the units acquired upon or after exercise.
Stock Purchase and Dividend Reinvestment Program (DRIP): This Policy does not apply to stock acquired as a result of the regular reinvestment of cash distributions on Company stock, stock splits, stock distribution, or similar distributions or through programmed payroll deductions. This Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of stock purchased pursuant to the plan whether the sale is through the plan or through an independent broker.
Restricted Stock and Restricted Stock Unit Awards: This Policy does not apply to the vesting of restricted stock and restricted stock units, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any such restricted stock and/or restricted stock units. This Policy does apply, however, to any market sale of stock.
401(k) Plan: This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144 of the Securities Act, and therefore affiliates should ensure that a Form 144 is filed when required.
Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in any employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that elections to participate by lump sum payment were made at the beginning of the applicable enrollment period. This Policy does apply, however, to sales of Company Securities purchased pursuant to the plan and elections to (i) participate in the plan for any enrollment period, (ii) withdraw early from the plan, and (iii) increase or decrease your contributions during an offering period.
Other Similar Transactions: This Policy does not apply to any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company.
IX.    PROHIBITED TRANSACTIONS
Short-term Trading
Section 16(b) of the Exchange Act prohibits directors and officers from engaging in short-term trading. Therefore, any director or officer of the Company subject to Section 16(b) of the Exchange Act (and each of their Family Members and Controlled Companies) who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase and vice versa.
Short Sales
Short sales of Company Securities evidences an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, no Company Personnel (or their Family Members or Controlled Companies) may engage in short sales of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options
A transaction in publicly traded options is, in effect, a bet on the short-term movement of Company Securities and therefore can create the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, no Company Personnel (or their Family Members or Controlled Companies) may engage in transactions involving options, puts, calls or other derivative securities, on an exchange or in any other organized market; provided, however, that a Company Personnel may exercise compensatory equity grants issued by the Company.
Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the Company Securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, Company Personnel (and their Family Members and Controlled Companies) are prohibited from engaging in any such transactions.
Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company Securities, Company Personnel (and their Family Members and Controlled Companies) are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
X.    RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider traded in Company Securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout and pre-clearance requirements.
In general, a Rule 10b5-1 Plan must meet the requirements of the Company’s 10b5-1 Plan Guidelines and must be approved by the Chief Financial Officer or Chief Legal Officer in advance. Requests for approval must be submitted at least two weeks in advance of entry into the Rule 10b5-1 Plan.
XI.    POST-TERMINATION TRANSACTIONS
The restrictions imposed by this Policy will continue to apply after the termination of employment with or engagement by the Company for such period of time as the director, officer or employee is aware of material, nonpublic information until that information has become public or is no longer material.

XII.     CONSEQUENCES FOR VIOLATIONS
In the United States and many other countries, the personal consequences to you of illegally trading securities or “tipping” others while in possession of material, non-public information can be quite severe. Certain securities laws provide that an individual is subject to possible imprisonment and significant fines. These laws apply to all employees, not just officers and directors. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal.
If you are located or engaged in dealings outside the United States, be aware that you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with the Policy, you must consult with the Chief Legal Officer.
XIII.    REGULATION FD CONSIDERATIONS
The Company has adopted a Regulation Fair Disclosure (“Regulation FD”) Policy. Regulation FD prohibits the Company, and any person acting on behalf of the Company, from making a selective disclosure of material non-public information regarding the Company where it is reasonably foreseeable that the recipient may be likely to trade on the basis of such information. Regulation FD applies to communications with research analysts, brokers or dealers and their associated persons, investment advisers, certain institutional investment managers and their associated persons, investment companies, hedge funds and affiliated persons and retail (non-institutional) holders or potential holders of the Company’s securities. Any disclosure by the Company of material non-public information must be made first or simultaneously to the public in a manner that is designed to achieve broad public dissemination and must be made in accordance with the Company’s policies and procedures for releasing material information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release as set forth in the Company’s Regulation FD Policy.
XIV.    PERIODIC REVIEW AND AMENDMENT
The Board of Directors of the Company (the “Board”) shall periodically review this Policy. Any amendments to this Policy must be approved by the Board, other than ministerial or administrative amendments, which may be made by the Chief Financial Officer or Chief Legal Officer and later presented to the Board.